Exhibit 99.1

Contacts: Ivana Magovčević-Liebisch General Counsel and Executive Vice President of Administration (617) 250-5759 imagovcevic@dyax.com

Nicole P. Jones

Associate Director, Investor Relations and

Corporate Communications

(617) 250-5744

njones@dyax.com

Dyax Corp. Announces Third Quarter 2007 Financial Results

CAMBRIDGE, MA, October 24, 2007 – Dyax Corp. (NASDAQ: DYAX) today announced financial results for the third quarter ended September 30, 2007. Dyax will host a webcast and conference call at 10 a.m. (ET) this morning to review the financial results and corporate progress for the quarter.

Financial Results:

For the quarter ended September 30, 2007, Dyax reported a net loss of $15.3 million or $0.26 per share, as compared to a net loss of $11.5 million or $0.26 per share for the comparable quarter in 2006. For the nine months ended September 30, 2007, Dyax reported a net loss of $53.2 million or $1.05 per share, as compared to a net loss of $30.1 million or $0.72 per share for the comparable nine month period in 2006. In 2006, development expenses were net of reimbursements from the joint venture with Genzyme for the development of DX-88 for hereditary angioedema (HAE). In 2007, following the termination of the joint venture in February, Dyax assumed responsibility for all development expenses related to HAE. These expenses are being funded in part by a $17 million cash payment received from Genzyme as a result of the termination. This increase in expenses is consistent with Dyax’s internal plan and its cash consumption guidance for the year.

Total revenue for the third quarter ended September 30, 2007 decreased to $2.6 million as compared to $3.5 million for the comparable quarter in 2006. Revenue for the nine months ended September 30, 2007 decreased to $7.9 million as compared to $9.6 million in the comparable nine month period in 2006. A $1.9 million increase in license and funded research revenue for the nine month period in 2007 was offset by a decrease in revenue of $3.6 million associated with the former collaboration with Debiopharm, which ended in the first quarter of 2006. The receipt and recognition of clinical milestones received from Dyax’s collaborators and licensees may vary substantially from quarter-to-quarter due to the timing of their development activities.

Research and development expenses for the third quarter increased slightly to $12.8 million as compared to $12.5 million for the comparable period in 2006. For the nine months ended September 30, 2007, research and development expenses increased to $48.6 million as compared to $33.5 million for the comparable period in 2006. Of the $15.1 million increase, $6.5 million is attributable to Dyax assuming costs related to DX-88 clinical trials, toxicology studies, and additional resources to advance the hereditary angioedema (HAE) program towards registration, and $5.5 million is related to DX-88 manufacturing activities. The remainder of the increase is primarily attributable to incremental costs to support the DX-88 on-pump cardiothoracic surgery (CTS) program.

As of September 30, 2007, Dyax had a total of $73.6 million in cash, cash equivalents, and short-term investments, exclusive of restricted cash, a net increase of $13.1 million from December 31, 2006. This includes the net cash proceeds from Dyax’s underwritten common stock offering, which closed in July. Dyax received net proceeds of $41.3 million from the sale of approximately 12.1 million shares.

Corporate Progress:

“We are pleased with the progress made in the quarter for our two ongoing clinical programs for DX-88, for the treatment of hereditary angioedema, HAE, and for the prevention of blood loss in on-pump cardiothoracic surgery, CTS. The second Phase 3 trial of our HAE program, EDEMA4, is successfully enrolling patients. The Phase 2 on-pump CTS trial is also moving forward, with a total of nine clinical sites open for enrollment,” stated Henry E. Blair, Chairman, President and Chief Executive Officer of Dyax. “Overall, we are excited about the advancements made in the quarter in relation to our internal pipeline—DX-88’s progress as well as the new data emerging from more than ten preclinical programs behind it, in particular, DX-2240 and DX-2400.”

Mr. Blair continued, “The completion of the financing in July has positioned Dyax well to execute a business strategy that will optimize the value of the DX-88 franchise. We are pleased with the negotiations thus far with potential partners for the program, and are dedicated to delivering the best strategic alternative for Dyax and its shareholders.”

“During the quarter, we added two collaborations to our extensive list of licensees and collaborators under the Licensing and Funded Research Program, LFRP, which now covers a total of 15 LFRP product candidates in various stages of clinical development by our licenses,” remarked Mr. Blair. “These additions of new product candidates and advancement of existing candidates further validates our proprietary phage display technology as a platform for drug discovery.”

2007 Guidance:

With respect to Dyax’s guidance for 2007, Stephen S. Galliker, Executive Vice President and Chief Financial Officer of Dyax, stated, “We believe our existing cash, cash equivalents and short-term investments plus anticipated cash flow from product development revenue and collaborations as well as the net proceeds from our recent stock offering will be sufficient to support our operating plans into 2009. Our guidance for 2007 net cash consumption in operations remains unchanged and is approximately $45 million, net of the $17 million cash payment received as a result of the termination of our joint venture with Genzyme.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session.

Date:	Wednesday, October 24, 2007
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 800-435-1261
International callers, dial 617-614-4076
Passcode 57782253
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through November 21, 2007 and may be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode for all callers is 68575863. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on oncology and inflammatory indications. Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

Dyax’s lead product candidate is DX-88, a recombinant small protein that is currently in clinical trials for its therapeutic potential in two separate indications. Dyax has completed three Phase 2 trials and a Phase 3 trial of DX-88 for the treatment of hereditary angioedema (HAE). A second Phase 3 trial, known as EDEMA4, is currently being conducted under a Special Protocol Assessment (SPA). DX-88 has orphan drug designation in the U.S. and E.U., as well as Fast Track designation in the U.S. for the treatment of acute attacks of HAE.

Additionally, Dyax has completed a Phase 1/2 trial of DX-88 for the prevention of blood loss during on-pump coronary artery bypass graft (CABG) procedures. A Phase 2 trial for further development of DX-88 in on-pump cardiothoracic surgery (CTS), including CABG and heart valve replacement or repair procedures, is ongoing.

Dyax identified DX-88 and other compounds in its pipeline using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly with over 70 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium. For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp. These statements include statements regarding Dyax’s future cash resources, its projected use of cash, the progress of the ongoing clinical trials of DX-88, prospects for a collaboration for DX-88, and the potential of DX-2400 and the remainder of Dyax’s pipeline. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following:  the timing and results of clinical trials, regulatory review and approval of Dyax’s product candidates, intense competition, including in the areas of DX-88’s planned indications, Dyax’s efforts to develop and commercialize novel products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products, Dyax’s changing requirements and costs associated with planned research and development activities, the uncertainty of patent and intellectual property protection, Dyax’s dependence on key management and key suppliers, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are registered trademarks of Dyax Corp. EDEMA4 is a service mark of Dyax Corp.

-    financial tables follow –

# # #

DYAX CORP.

SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(In thousands, except share and per share data)

Product development and license fee revenues	$2,648	$3,514	$7,925	$9,612

Operating expenses:
Research and development (1)	12,799	12,451	48,635	33,546
less: Research and development expenses reimbursed by joint venture	—	(3,997)	(7,000)	(12,230)
Equity loss in joint venture	—	2,545	3,831	7,741
General and administrative (2)	3,799	3,813	11,376	11,333
Total operating expenses	16,598	14,812	56,842	40,390

Loss from operations	(13,950)	(11,298)	(48,917)	(30,778)
Other income (expense), net	(1,362)	(184)	(4,323)	641

Net loss	$(15,312)	$(11,482)	$(53,240)	$(30,137)

Basic and diluted net loss per share	$(0.26)	$(0.26)	$(1.05)	$(0.72)

Shares used in computing basic and diluted net loss per share	57,904,980	43,682,781	50,603,791	42,139,414

(1)	Includes $344 and $916 of stock-based compensation expense for the three and nine months ended September 30, 2006, respectively.
Includes $445 and $1,122 of stock-based compensation expense for the three and nine months ended September 30, 2007, respectively.
(2)	Includes $299 and $748 of stock-based compensation expense for the three and nine months ended September 30, 2006, respectively.
Includes $353 and $959 of stock-based compensation expense for the three and nine months ended September 30, 2007, respectively.

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

	September 30,	December 31,
	2007	2006
	(In thousands)
Cash and cash equivalents	$40,825	$11,295
Short-term investments	32,749	47,169
Long-term investments	—	1,992
Restricted cash	4,314	11,517
Working capital	59,352	46,369
Total assets	91,388	88,173
Stockholders’ equity	31,635	23,461